Exhibit 99.1

NEWS RELEASE
For release March 8, 2007

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION REPORTS
LOSS OF $(0.09) PER SHARE FOR FOURTH QUARTER OF 2006

SANTA MONICA, California - (March 8, 2007) - For the quarter ended December 31, 2006 and based on a weighted average of 45.6 million fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) announced today an unaudited net loss to common stockholders of $4.3 million, or $(0.09) per share.

Included in the unaudited net loss to common stockholders of ($0.09) per share is the fourth quarter declaration of the dividend on our Series A Preferred Stock for the fourth quarter 2006 and the first quarter 2007. Without this timing issue, the unaudited net loss to common stockholders would have been $3.3 million, or $(0.07) per share.

Anworth’s investments consist of the following portfolios: Agency mortgage-backed securities (“Agency MBS”); Non-Agency mortgage-backed securities (“Non-Agency MBS”); residential real estate loans owned by Belvedere Trust Mortgage Corporation (“BT Residential Loans”); and other mortgage-backed securities owned by Belvedere Trust Mortgage Corporation (“BT Other MBS”). Belvedere Trust Mortgage Corporation, or Belvedere Trust, is a wholly-owned subsidiary of Anworth.

At December 31, 2006, the Agency MBS portfolio was approximately $4.7 billion and was allocated as follows: 26% Agency adjustable-rate mortgages; 58% Agency hybrid adjustable-rate mortgages; 16% Agency fixed-rate MBS; and less than 1% Agency floating-rate collateralized mortgage obligations, or CMOs.

At December 31, 2006, the Non-Agency MBS portfolio was approximately $107 million, consisting of floating-rate CMOs at a current yield of 5.61% that were acquired at par value.

At December 31, 2006, the current yield on the Anworth’s Agency MBS portfolio was 5.54% based on a weighted average coupon of 5.63% divided by the average amortized cost of 101.55%. The quarter-end unamortized premium was $72 million, or 1.6% of the par value. During the quarter ended December 31, 2006, the expense of amortizing the Agency securities premium (based on prepayments and scheduled payments) was $6.5 million, compared to $6.8 million during the quarter ended September 30, 2006. During the quarter ended December 31, 2006, the constant prepayment rate, or CPR, of the Agency MBS was 26% and the CPR of the adjustable-rate and hybrid adjustable-rate Agency MBS was 28%. For the Agency adjustable-rate mortgage and hybrid assets, the weighted average term to the next interest rate reset date was 28 months.

At December 31, 2006, Belvedere Trust did not have any residential mortgage loans held for securitization and securitized mortgage loans were $1.7 billion. Belvedere Trust’s securitized loan portfolio consists of high credit-quality adjustable-rate and hybrid first-lien mortgage loans. At December 31, 2006, the average FICO score of Belvedere Trust’s loan portfolio was 727 and the average loan-to-value was 72%.

At December 31, 2006, the BT Other MBS portfolio consisted of $163 million.

During the quarter ended December 31, 2006, the CPR of the BT Residential Loans was 32% and the CPR of the BT Other MBS was 7%. At December 31, 2006, the weighted gross and net coupon on the BT Residential Loans was 6.18% and 5.82%, respectively. The weighted average coupon on the BT Other MBS was 6.52%. The average cost of the BT Residential Loans was 101.6% and the average cost of the BT Other MBS was 90.7%.

Relative to Agency MBS and Non-Agency MBS at December 31, 2006, the outstanding repurchase agreement balance was $4.3 billion with an average interest rate of 5.36% and an average maturity of 90 days. After adjusting for collateralized interest rate swap transactions, the average interest rate was 5.19% with an average maturity of 301 days.

During the quarter ended December 31, 2006,and relative to average Agency MBS earning assets, interest income earned was 5.54%, amortization of premium was 0.56% and the average cost of funds was 5.28%, resulting in an interest rate spread of (0.30)%.

The financing of the BT Residential Loans and the BT Other MBS included mortgage-backed securities issued of $1.5 billion and repurchase agreements of $276 million. At December 31, 2006, the weighted average coupon on the mortgage-backed securities issued was 5.04% and the weighted average borrowing rate on Belvedere Trust’s repurchase agreements was 5.11%.

During the quarter ended December 31, 2006, Anworth’s average equity investment in Belvedere Trust was $100 million and Belvedere Trust lost $1.7 million.

Total stockholders’ equity at December 31, 2006 was $491 million, consisting of preferred stock liquidating value of approximately $47 million and common stockholders’ equity of approximately $444 million. The common stockholders’ equity resulted in a book value per share of $9.74 based on 45.6 million shares of common stock outstanding at December 31, 2006.

Average common stockholders’ equity for the quarter ended December 31, 2006 was $443 million.

Commenting on Anworth’s operations, Lloyd McAdams, Anworth’s Chairman, President and Chief Executive Officer, stated, “Even though Anworth’s earnings per share during the third and fourth quarters were similar, the fourth quarter was one of monthly improvement. We expect this improvement to continue into the current first quarter, which we presently believe will produce a break-even to a small profit. Belvedere Trust’s most recent loss continues to be largely the result of two factors: (1) higher than expected loan prepayments and (2) asset coupons resetting at a slower rate than the associated short-term financing. The performance of the loan portfolio’s credit has, to date, exceeded our expectations.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,	December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$4,449,129	$4,302,139
Agency MBS at fair value	229,778	222,544
	4,678,907	4,524,683
Non-Agency MBS:
Non-Agency MBS pledged to counterparties at fair value	104,508	-
Non-Agency MBS at fair value	2,515	-
	107,023	-
BT Other MBS:
BT Other MBS pledged to counterparties at fair value	147,644	91,153
BT Other MBS at fair value	15,155	4,776
	162,799	95,929

BT Residential Loans	1,682,522	2,497,881
Allowance for loan losses	(1,608)	(1,655)
Cash and cash equivalents	175	8,248
Restricted cash	-	1,250
Interest and dividends receivable	35,523	32,740
Derivative instruments at fair value	11,757	12,948
Prepaid expenses and other	10,291	12,225
	$6,687,389	$7,184,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$69,106	$43,084
Repurchase agreements (Anworth)	4,329,921	4,099,410
Repurchase agreements (Belvedere Trust)	275,733	429,919
Whole loan financing facilities	-	493
MBS issued	1,471,724	2,069,634
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	6,877	-
Dividends payable on preferred stock	2,022	1,011
Dividends payable on common stock	912	908
Accrued expenses and other	2,624	19,167
	$6,196,299	$6,701,006

Minority interest	$88	$144
Stockholders' equity:

Series A Cumulative Preferred Stock: par value $0.01 per share; liquidation preference $25.00 per share; authorized 20,000 shares, 1,876 and 1,876 shares issued and outstanding, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 100,000 shares, 45,609 and 45,397 issued and outstanding, respectively	456	454
Additional paid-in capital	525,607	524,993
Accumulated other comprehensive loss consisting of unrealized losses and gains	(45,435)	(75,620)
Accumulated deficit	(35,023)	(12,125)
	$491,002	$483,099
	$6,687,389	$7,184,249

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except for per share amounts)

	For the Quarter Ended December 31, 2006	For the Quarter Ended December 31, 2005	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(audited)

Interest income net of amortization of premium and discount:
Interest on Agency MBS	$57,536	$41,793	$205,755	$159,247
Interest on Non-Agency MBS	532	-	532	-
Interest on BT Other MBS	1,258	1,393	8,391	3,987
Interest on BT Residential Loans	21,489	28,837	94,682	118,518
	80,815	72,023	309,360	281,752
Interest expense:
Interest expense on repurchase agreements (Anworth)	56,392	38,021	198,953	129,101
Interest expense on repurchase agreements (Belvedere Trust)	3,864	4,341	16,689	17,143
Interest expense on whole loan financing facilities	-	565	3	4,024
Interest expense on MBS issued	19,535	24,537	88,367	90,243
Interest expense on junior subordinated notes	864	690	3,084	1,998
	80,655	68,154	307,096	242,509
Net interest income	160	3,869	2,264	39,243
(Loss) gain on sale of Agency MBS	-	-	(10,207)	-
Gain on sale of BT Other MBS	-	-	2,627	-
(Loss) gain on sale of BT Residential Lans	-	129	(5)	129
Expenses:
Compensation and benefits	(841)	(812)	(3,310)	(3,450)
Compensation-amortization of restricted stock	(207)	(40)	(397)	(40)
Incentive compensation	-	-	-	(708)
Provision for loan losses	(529)	(227)	(1,265)	(1,086)
Belvedere Trust offering costs	-	(725)	(222)	(725)
Other expenses	(868)	(1,158)	(3,745)	(4,202)
Total expenses	(2,445)	(2,962)	(8,939)	(10,211)
(Loss) income from operations before minority interest	(2,285)	1,036	(14,260)	29,161
Minority interest in net loss (income) of a subsidiary	(1)	-	56	(276)
Net (loss) income	$(2,286)	$1,036	$(14,204)	$28,885
Dividend on Series A Cumulative Preferred Stock(1)	$(2,022)	$(2,022)	$(4,044)	$(3,901)
Net (loss) income available to common stockholders	$(4,308)	$(986)	$(18,248)	$24,984
Basic (loss) earnings per common share	$(0.09)	$(0.02)	$(0.40)	$0.53
Weighted average number of shares outstanding	45,565	46,069	45,430	47,103
Diluted (loss) earnings per common share	$(0.09)	$(0.02)	$(0.40)	$0.53
Weighted average number of diluted shares outstanding	45,565	46,069	45,430	47,128
Dividends declared per preferred share	$0.539063	$0.539063	$2.156252	$2.156252
Dividends declared per common share	$0.02	$0.02	$0.08	$0.55
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(1) December 2005 is as adjusted to properly record preferred dividends based on declaration date as opposed to the quarter to which they relate.